Exhibit 99.1

TENNECO ANNOUNCES RESULTS OF 2017 ANNUAL MEETING

Lake Forest, IL, May 17, 2017 – Tenneco Inc. (NYSE: TEN) announced at its annual meeting today that the company’s shareholders have elected Thomas C. Freyman, Brian J. Kesseler, Dennis J. Letham, James S. Metcalf, Roger B. Porter, David B. Price, Jr., Gregg M. Sherrill, Paul T. Stecko, Jane L. Warner and Roger J. Wood to the company’s board of directors. The directors have been elected to serve a term expiring at the 2018 annual meeting of stockholders.

In addition, stockholders ratified the appointment of PricewaterhouseCoopers LLP as the company’s independent auditors for 2017 and, in advisory votes, approved the company’s executive compensation and recommended that future advisory votes on executive compensation occur annually.

The company also announced that its board of directors has declared a quarterly cash dividend of $0.25 per share on its common stock. The dividend will be payable on June 23, 2017 to shareholders of record as of June 7, 2017.

The dividend is further to the dividend program announced on February 1, 2017, pursuant to which the company intends to pay a regular quarterly cash dividend to holders of its common stock, representing a planned annual dividend of $1.00 per share. Future dividends will be subject to Board approval.

About Tenneco

Tenneco is an $8.6 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 31,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of clean air and ride performance products and systems for automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco’s principal brand names are Monroe®, Walker®, XNOx™ and Clevite®Elastomers.

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Contacts:
Bill Dawson	Linae Golla
Media inquiries	Investor inquires
847 482-5807	847 482-5162
bdawson@tenneco.com	lgolla@tenneco.com